UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 8, 2010

THE PANTRY, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-25813	56-1574463
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

305 Gregson Drive Cary, North Carolina	27511
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (919) 774-6700

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On August 8, 2011, The Pantry, Inc. (the “Company”) entered into the First Amendment to Third Amended and Restated Credit Agreement (as amended, the “Credit Agreement”) among the Company, the Lenders party thereto, and  Wells Fargo Bank, National Association (successor-by-merger to Wachovia Bank, National Association), as administrative agent  for the Lenders.

Subject to the terms and conditions set forth in the Credit Agreement, the Amendment:

•	Increases the letter of credit limit under our $225 million six-year revolving credit facility from $120 million to $160 million;

•	Modifies the existing restricted junior payment basket so that the basket grows on a cumulative basis with full carryover of unused amounts beginning in fiscal 2011; and

•
Increases the limit on assets sales in any four fiscal quarter period from $20 to $40 million, with 50% of the proceeds in excess of $20 million to be used for debt repayment and the balance of the proceeds being subject to the existing repayment/investment provisions of the agreement. The $90 million aggregate limit on asset sales remains in effect.

The foregoing summary description of the Credit Agreement contained herein does not purport to be complete and is qualified in its entirety by reference to the Credit Agreement, a copy of which is filed herewith as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)           Exhibits

Exhibit No.	Description

10.1
First Amendment to Third Amended and Restated Credit Agreement (this “Amendment”), dated as of August 8, 2011, by and among The Pantry, Inc., a Delaware corporation, (the “Borrower”), the Lenders party hereto, and Wells Fargo Bank, National Association (successor-by-merger to Wachovia Bank, National Association), as administrative agent for the Lenders (in such capacity, the “Administrative Agent”)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE PANTRY, INC.

	By:	/s/ Mark R. Bierley
Mark R. Bierley Senior Vice President and Chief Financial Officer

Date: August 11, 2011

EXHIBIT INDEX

Exhibit No.	Description

10.1
First Amendment to Third Amended and Restated Credit Agreement (this “Amendment”), dated as of August 8, 2011, by and among The Pantry, Inc., a Delaware corporation, (the “Borrower”), the Lenders party hereto, and Wells Fargo Bank, National Association (successor-by-merger to Wachovia Bank, National Association), as administrative agent for the Lenders (in such capacity, the “Administrative Agent”)